# Delaware

The First State

*I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "MASTERWORKS 028, LLC", FILED IN THIS OFFICE ON THE TWELFTH DAY OF AUGUST, A.D. 2020, AT 12:13 O`CLOCK P.M.*

Jeffrey W. Bullock, Secretary of State

3428351 8100
SR# 20206707387

Authentication: 203458720
Date: 08-12-20

# CERTIFICATE OF FORMATION

## OF

## MASTERWORKS 028, LLC

This Certificate of Formation, dated as of the 12th day of August, 2020, is being duly executed and filed by the undersigned to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

**FIRST:** The name of the limited liability company (the "**Company**") formed hereby is:

Masterworks 028, LLC

**SECOND:** The registered office of the Company in the State of Delaware is located at 651 N. Broad Street, Middletown, DE 19709, County of New Castle. The name of its registered agent at such address is Global Virtual Agent Services, LLC.

**THIRD:** No member or manager shall be personally liable to the Company or its members or other managers for monetary damages for breach of fiduciary duty as a member or manager notwithstanding any provision of law imposing such liability; provided, however, that to the extent provided by applicable law, this provision shall not eliminate the liability of a member or manager for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

**IN WITNESS WHEREOF**, the undersigned has executed this Certificate of Formation as of the date first written above.

Jane Wang
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:13 PM 08/12/2020
FILED 12:13 PM 08/12/2020
SR 20206707387 - File Number 3428351